EXHIBIT 99.1

FORMER ENG CHIEF EXECUTIVE OFFICER WILLIAM COSKEY RETURNS TO COMPANY

Houston, TX, February 13, 2023 – ENG (NASDAQ:ENG), a leading provider of innovative project delivery solutions for the energy industry, today announced that former CEO, co-founder and current Chairman William A. Coskey, P.E., has been appointed by the Board to serve as Executive Chairman of the company, effective immediately.

Mr. Coskey assumes the leadership role from Mark Hess, who has resigned as CEO to pursue other interests. Mr. Hess, who had served as CEO since March 2021 and as CFO and Treasurer from 2012 to 2021, will be retained in an advisory capacity for a period of time and continue to serve as a Board Director.  ENG President Roger Westerlind will retain his position, heading company operations.

"It's an honor for me to once again lead our talented team,” said Mr. Coskey. “It's been impressive to witness the expansion of ENG's technical capabilities and facilities in recent years.  Along with our depth of exceptional leadership, ENG has significantly enhanced our offering of project solutions for both renewable and traditional energy during this exciting time in the energy industry.”

“I want to thank Mark for his leadership and many efforts on behalf of the company. He leaves ENG with excellent opportunities for future growth, and we wish him well in his future endeavors."

Mr. Coskey, who co-founded the company in 1985, has served for most of these years in various positions, including Chairman, President and CEO.

About ENG

ENG (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENG operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction and integration of automated control systems as a complete packaged solution for its clients. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.englobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENG's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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